UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material under Rule 14a-12

ALAMOSA HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALAMOSA HOLDINGS, INC.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

PROXY STATEMENT SUPPLEMENT

This proxy statement supplement is furnished by the Board of Directors of Alamosa Holdings, Inc. in connection with the solicitation of proxies for use at a special meeting of the stockholders of Alamosa to be held at 10:00 am, local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas, and at any adjournments or postponements thereof. It amends and supplements the proxy statement of Alamosa dated December 21, 2005, which was first mailed to stockholders on or about December 22, 2005. This supplement, which you should read in conjunction with the December 21, 2005 proxy statement, is first being mailed to stockholders on or about January 13, 2006. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the December 21, 2005 proxy statement.

At the special meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of November 21, 2005, as amended, by and among us, Sprint Nextel Corporation, and AHI Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel, pursuant to which AHI Merger Sub Inc. will merge with and into Alamosa with Alamosa surviving the merger. If the merger is completed, we will no longer be a publicly traded company and will become a wholly owned subsidiary of Sprint Nextel. If the merger agreement is adopted and the merger is completed in accordance with its terms, then you will be entitled to receive $18.75 in cash per share of our common stock that you own, and for each share of our series B convertible preferred stock you own, $1,378.69 in cash plus dividends accrued and unpaid through the date the merger is completed. You will receive the merger consideration without interest and less any applicable withholding taxes.

YOUR VOTE IS IMPORTANT

For your convenience, we have enclosed an additional proxy card. If you have already returned your proxy card voting FOR adoption of the merger agreement and approval of the merger and related transactions, there is no need for you to do anything further at this time to vote in favor of the merger.

THE TIME REMAINING TO VOTE IS SHORT AND YOUR VOTE IS VERY IMPORTANT — PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IF YOU HAVE NOT ALREADY DONE SO OR IF YOU WISH TO CHANGE YOUR VOTE.

We urge you to give this matter your prompt attention. We cannot complete the proposed merger unless the merger agreement is adopted and the merger is approved by an affirmative vote of the holders of a majority of the outstanding shares of our common stock and series B convertible preferred stock, voting together as a single class. It is important that your shares be represented and voted at the special meeting. Whether or not you can attend the meeting to ensure your shares are represented at the meeting, please read this supplement and the proxy statement carefully, then promptly complete, sign, date and return the enclosed proxy card in the enclosed pre-addressed postage-paid envelope or vote using the telephone or Internet voting procedures described on the proxy card. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you have not already returned your proxy card or if you have previously voted against or to abstain with respect to the adoption of the merger agreement and approval of the merger and related transactions, WE URGE YOU TO PROMPTLY VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER BY:

•	completing, signing and dating the enclosed proxy card and returning it in the pre-addressed postage-paid envelope,

•	voting via the internet voting site pursuant to the instructions on your proxy card,

•	voting via the toll-free phone number pursuant to the instructions on your proxy card, or

•	if you have instructed a broker or other nominee to vote your shares, by following the directions received from your broker to change those instructions.

If you have already returned a proxy card and you complete, sign, date and timely return the enclosed proxy card, your vote on the enclosed proxy card will supersede your earlier vote. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy dated after the date of the proxy being revoked. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you submitted prior to the special meeting. If you have instructed a broker or other nominee to vote your shares, you must follow the instructions received from that broker or other nominee to change your vote.

Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger and related transactions. If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

Our board of directors has approved the merger agreement and the merger, and has determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Alamosa and its stockholders. Accordingly, our board of directors recommends that you vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

By virtue of the stockholders agreement disclosed on page 21 of the proxy statement, Sprint Nextel may be deemed to be the beneficial owner of more than 5% of our common stock. The beneficial holder table included on page 58 of the proxy statement inadvertently omitted Sprint Nextel. The following table sets forth certain information as of December 16, 2005 (except as otherwise indicated) with respect to the number of shares of our common stock and series B convertible preferred stock beneficially owned by each person who is known to us to be the beneficial owner of more than 5% of such class of stock (including Sprint Nextel), the number of shares of our common stock and series B convertible preferred stock beneficially owned by each of our executive officers and directors who were serving in such capacities on December 16, 2005 and the number of shares of our common stock and series B convertible preferred stock, in each case, beneficially owned by all of our current executive officers and directors as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Title of Class	Name and Address(1)	Amount and Nature of Beneficial Owner(2)		Percent of Class(2)
Common Stock	5% Stockholders:
	Wellington Management	22,205,085	(3)	13.58%
	Glenview Capital Management	14,033,253	(4)	8.58%
	Sprint Nextel Corporation	12,355,139	(5)	7.56%
	Directors and Executive Officers:
	David E. Sharbutt	4,086,560	(6)	2.45%
	Ray M. Clapp, Jr.	115,934	(7)	*
	Kendall W. Cowan	1,718,415	(8)	1.04%
	Scotty Hart	56,014	(9)	*
	Schuyler B. Marshall	244,430	(10)	*
	Loyd I. Rinehart	74,571	(11)	*
	Michael V. Roberts	4,171,253	(12)	2.55%
	Anthony Sabatino	276,074	(13)	*
	Jimmy R. White	79,014	(14)	*
	Margaret Z. Couch	168,045	(15)	*
	Thomas F. Riley, Jr	200,000	(16)	*
	Steven A. Richardson	104,968	(17)	*
	John F. Otto, Jr	104,362	(18)	*
	Allen T. McInnes	43,898	(19)	*
	Jane E. Shivers	6,501	(20)	*
	All Directors and Executive Officers	11,450,039		6.76%
Series B Convertible
Preferred Stock	Directors and Executive Officers:
	Anthony Sabatino	350		*
	All Directors and Executive Officers	350		*

*	Less than one percent.

(1)	Except as otherwise indicated in the footnotes below, the address for each executive officer and director is c/o Alamosa Holdings, Inc., 5225 S. Loop 289, Lubbock, Texas 79424.

(2)	Percentage of ownership is based on 163,474,422 shares of common stock and 219,725 shares of Series B Convertible Preferred Stock outstanding as of December 16, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of capital stock if that person has or shares voting power or investment power with respect to that capital stock, or has the right to acquire beneficial ownership at any time within 60 days of December 16, 2005. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(3)	Information presented is based on a Schedule 13G dated October 11, 2005 by Wellington Management Company, LLP. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 22,205,085 shares of Alamosa Holdings, Inc. common stock, which are held of record by clients of Wellington Management. Wellington Management reports shared power to vote or to direct the vote for 12,776,075 shares and shared power to dispose or to direct the disposition of 22,205,085 shares. The securities are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. The address of the principal business office of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(4)	Information presented is based on a Schedule 13G dated August 3, 2005 by Glenview Capital Management, LLC (‘‘Management’’), Glenview Capital GP, LLC (‘‘GP’’), Glenview Capital Master Fund, Ltd. (‘‘Master Fund’’) and Lawrence Robbins. Glenview Capital Management serves as investment manager to each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. In such capacity, Glenview Capital Management may be deemed to have voting and dispositive power over the shares held for the accounts of each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. Glenview Capital GP is the general partner of Glenview Capital Partners, Glenview Institutional Partners, GCM Little Arbor Institutional Partners and GCM Little Arbor Partners. Glenview Capital GP also serves as the sponsor of the Glenview Capital Master Fund and the GCM Little Arbor Master Fund. In such capacities, Glenview Capital GP may be deemed to have voting and dispositive power over the shares held for the accounts of each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management and Glenview Capital GP.

Each of Glenview Capital Management, Glenview Capital GP and Mr. Robbins may be deemed to be the beneficial owner of 14,033,253 shares. This amount consists of: (A) 1,106,779 shares held for the account of Glenview Capital Partners; (B) 8,276,134 shares held for the account of Glenview Capital Master Fund; (C) 4,188,749 shares held for the account of Glenview Institutional Partners; (D) 354,223 shares held for the account of the GCM Little Arbor Master Fund; (E) 99,728 shares held for the account of GCM Little Arbor Institutional Partners; and (F) 7,640 shares held for the account of GCM Little Arbor Partners. As of August 1, 2005, Glenview Capital Master Fund may be deemed to be the beneficial owner of the 8,276,134 shares held for its account. The business address of each of Glenview Capital Management, Glenview Capital GP and Mr. Robbins is 399 Park Avenue, Floor 39, New York, New York 10022. The address of the principal business office of Glenview Capital Master Fund is Harbour Centre, North Church Street, P.O. Box 8966T, George Town, Grand Cayman, Cayman Islands, British West Indies.

(5)	Pursuant to the Stockholders Agreement, dated as of November 21, 2005, as amended, among Sprint Nextel Corporation and certain directors, executive officers and certain stockholders, Sprint Nextel Corporation has the power to vote 12,355,139 shares of Alamosa Holdings, Inc.'s common stock held by certain of its officers and directors and their affiliates in favor of the merger and any other action of the stockholders in furtherance thereof. The address of the principal business office of Sprint Nextel Corporation is 2001 Edmund Halley Drive, Reston, Virginia 20191.

(6)	Includes 317,600 shares held individually by Mr. Sharbutt, 60,000 shares of restricted stock, 145,396 shares purchased through the ESPP, 21,350 shares held by the Alamosa 401(k) Savings Plan, 106,591 shares held in an IRA account for Mr. Sharbutt, 200 shares beneficially owned by Mr. Sharbutt's children, and 1,505,000 shares issuable pursuant to options exercisable. Also includes 475,423 shares and 1,455,000 shares of common stock issuable pursuant to options exercisable beneficially owned by Five S, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 1,105,210 of Mr. Sharbutt's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(7)	Includes 21,175 shares held individually by Mr. Clapp, 10,000 shares of restricted stock and 84,759 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 31,175 of Mr. Clapp's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(8)	Includes 50,000 shares of restricted stock held by Mr. Cowan, 146,497 shares purchased through the ESPP, 16,918 shares held by the Alamosa 401(k) Savings Plan and 50,000 shares issuable pursuant to options exercisable. Includes 1,455,000 shares issuable pursuant to options exercisable beneficially owned by Cowan Interests Ltd. Mr. Cowan is a limited partner of Cowan Interests Ltd and the President of K. Cowan, Inc., the general partner of Cowan Interests, Ltd. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 196,497 of Mr. Cowan's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(9)	Includes 7,000 shares held individually by Mr. Hart, 10,000 shares of restricted stock, 38,714 shares issuable pursuant to options exercisable and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 7,569,732 shares held by SPACE, as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and SPACE, a wholly owned subsidiary of South Plains Telephone Cooperative. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 17,300 of Mr. Hart's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(10)	Includes 30,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall, 10,000 shares of restricted stock, and 203,930 shares issuable pursuant to options exercisable. Excludes 3,525,506 shares held by Caroline Hunt Trust Estate, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and The Rosewood Corporation, both of which are wholly owned subsidiaries of Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a director of various Caroline Hunt Trust Estate subsidiaries. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 40,500 of Mr. Marshall's and 3,525,506 of the Caroline Hunt Trust Estate's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(11)	Includes 20,000 shares of restricted stock held by Mr. Rinehart, 22,457 shares purchased through the ESPP, 10,114 shares held by the Alamosa 401(k) Savings Plan and 22,000 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 42,457 of Mr. Rinehart's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(12)	Includes 4,091,487 shares held individually by Mr. Roberts, 10,000 shares of restricted stock, 68,641 shares issuable pursuant to options exercisable, 1,000 shares held by Mr. Roberts and his wife together and 125 shares owned by Roberts Broadcasting Company. Mr. Roberts' shares voting and investment power with respect to the 1,000 shares held together with his wife and the shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 4,102,612 of Mr. Roberts' shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(13)	Includes 45,000 shares held individually by Mr. Sabatino, 25,000 shares of restricted stock, 25,509 shares purchased through the ESPP, 20,565 shares held by the Alamosa 401(k) Savings Plan and 160,000 shares of common stock issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 95,509 shares of Mr. Sabatino's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(14)	Includes 22,014 shares held individually by Mr. White, 10,000 shares of restricted stock, and 47,000 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 32,014 shares of Mr. White's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(15)	Includes 143 shares held individually by Ms. Couch, 15,000 shares of restricted stock, 22,617 shares purchased through the ESPP, 11,035 shares held by the Alamosa 401(k) Savings Plan and 119,250 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 37,760 shares of Ms. Couch's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(16)	Includes 184,500 shares held by the TF Riley Trust and 15,500 shares held by the Patricia Riley Trust, both of which Mr. Riley is trustee. Excludes 2,800,000 shares held by Chickasaw Holding Company, as to which Mr. Riley disclaims beneficial ownership. Mr. Riley is an officer and director of Chickasaw Holding Company, and an officer of Southwest PCS, L.L.C. Chickasaw Holding Company is the managing member of Southwest PCS, L.L.C. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 184,500 shares of the TF Riley Trust's, 15,500 shares of the Patricia Riley Trust's and 2,800,000 shares of the Chickasaw Holding Co.'s shares of Alamosa Holdings, Inc.'s common stock are subject to the Stockholders Agreement, which grants Sprint Nextel the power to vote these shares.

(17)	Includes 25,000 shares held individually by Mr. Richardson, 30,000 shares of restricted stock 6,544 shares purchased through the ESPP, 3,424 shares held by the Alamosa 401(k) Savings Plan and 40,000 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 61,544 shares of Mr. Richardson's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(18)	Includes 20,277 shares held individually by Mr. Otto, 10,000 shares of restricted stock and 74,085 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 30,277 shares of Mr. Otto's shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(19)	Includes 20,277 shares held individually by Dr. McInnes, 10,000 shares of restricted stock and 13,621 shares issuable pursuant to options exercisable. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 30,277 shares of Dr. McInnes' shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

(20)	Includes 3,000 shares held individually by Ms. Shivers and 3,501 shares of restricted stock. Pursuant to the Stockholders Agreement, Sprint Nextel has the power to vote 6,501 shares of Ms. Shivers' shares of our common stock in favor of the merger and any other action of the stockholders in furtherance thereof.

LITIGATION

As previously disclosed in the proxy statement, we are aware of three lawsuits filed against our company, our directors and certain of our senior officers in connection with the merger. Slightom v. Sharbutt, et al., Cause No. 2005-533,080, is a purported shareholder derivative action that was filed on November 23, 2005 in the District Court of Lubbock County, Texas, 99th Judicial District. The complaint alleges, among other things, that certain defendants caused amendments pertaining to stock options to be made to employment agreements with our company and that these defendants provided confidential information to Sprint Nextel in exchange for the funding of these options, which vest immediately when our company is sold. The complaint asserts five causes of action against the defendants, namely, abuse of control, breach of the fiduciary duty of candor, gross mismanagement, unjust enrichment and breach of fiduciary duty. The plaintiff is seeking to have the court (i) enjoin the consummation of the merger on the terms proposed, (ii) direct the defendants to exercise their fiduciary duties, (iii) rescind the merger (to the extent already implemented), (iv) impose a constructive trust upon any benefits improperly received by defendants as a result of wrongful conduct, and (v) award attorneys' and experts' fees to the plaintiff. The plaintiff has demanded a jury trial. Similarly, Devesty v. Sharbutt, et al., Cause No. 2005-533,094, a purported shareholder derivative action filed on November 28, 2005 in the District Court of Lubbock County, Texas, 72nd Judicial District, and Czapfki v. Sharbutt, et al., Cause No. 2005-533,095, a purported shareholder derivative action filed on November 28, 2005 in the District Court of Lubbock County, Texas, 237th Judicial District, involve complaints that are essentially identical to the complaint filed in Slightom v. Sharbutt, et al., described above.

On December 22, 2005, the company filed an original answer and special exceptions to the Slightom v. Sharbutt, et al. complaint denying the allegations in the complaint and challenging plaintiff's standing to bring the derivative claims, and on January 11, 2006, the company filed original answers and special exceptions to the other complaints, in each case denying the allegations in the complaint and challenging plaintiff's standing to bring the derivative claims. On or after December 22, 2005, certain of the individual defendants have appeared in each of the cases, filing original answers and special exceptions denying the allegations in the respective complaints and challenging the respective plaintiff's standing to bring the derivative claims. The parties thereafter engaged in settlement negotiations that have resulted in an agreement on the principal terms of a settlement of all claims among the parties. On January 12, 2006, the parties executed a Memorandum of Understanding (‘‘MOU’’) setting out the terms of the proposed settlement. The proposed settlement is conditioned upon the consummation of the merger, the execution of a definitive settlement agreement, and court approval. The settlement will extinguish inter alia all claims for any alleged violation of fiduciary duty and all claims related to the value to be paid for Alamosa's shares in the proposed transaction. This supplement is being provided to you as a part of the settlement of those claims. Under the terms of the MOU, Plaintiffs' counsel will be entitled to an award of attorneys' fees and expenses in the sum of $150,000, in the aggregate, subject to court approval.

SUPPLEMENTARY DETAILS REGARDING OPINIONS OF FINANCIAL ADVISORS

Pursuant to an engagement letter dated January 5, 2005, Alamosa engaged Blackstone to provide financial advisory services to the company in connection with a sale, transfer or other disposition, directly or indirectly, of all or substantially all of the business or assets of the company or at least 15% of the fully diluted common equity of the company in a transaction involving Sprint Nextel or a reaffiliation transaction involving Sprint Nextel and, in any case, to assist the company in analyzing, structuring, negotiating and effecting such a transaction. Pursuant to the terms of the engagement letter, Alamosa agreed to pay Blackstone for its financial advisory services (i) a quarterly retainer fee of $250,000, (ii) a fee of $750,000 upon the earlier of the delivery of its fairness opinion or the date of execution of a definitive agreement regarding a sale transaction, and (iii) a fee, payable at the closing of a sale transaction, of 0.15% of the consideration payable in such sale transaction (including amounts payable to holders of options, warrants and convertible securities), less the aggregate amount of quarterly retainer fees previously paid. As a result, if the merger is consummated, Blackstone's total fee will be approximately $7.2 million. In addition, we agreed to reimburse Blackstone for out-of-pocket expenses and to indemnify and hold harmless Blackstone and its affiliates and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling Blackstone or any of its affiliates from and against certain liabilities arising out of the performance of such services, including certain liabilities under the federal securities laws.

As described in the proxy statement, Blackstone reviewed and analyzed certain public market trading data for publicly traded wireless communications companies that it deemed comparable to our company, using publicly available information including company filings, Wall Street equity research and the Institutional Brokerage Estimate System (a data service that compiles estimates issued by securities analysts), and compared the data for the peer group companies to the corresponding trading data for our company. For purposes of this analysis, Blackstone used 1,480,000 as our current number of subscribers, and $894 million as our net debt outstanding as of September 30, 2005. The median total enterprise value multiples for the peer group were 10.5x for 2005E EBITDA, 8.9x for 2006E EBITDA, 19.3x for 2005E EBITDA — Capital Expenditures, 13.3x for 2006E EBITDA — Capital Expenditures, and $2,464 for Subscribers.

As described in the proxy statement, Blackstone reviewed and analyzed eight merger transactions announced from February 17, 2004 through August 30, 2005 involving target wireless communications companies, and calculated the implied multiples of transaction total enterprise value of each comparable target company in the selected transactions described above at announcement to the EBITDA and EBITDA less capital expenditures estimated in the year of announcement (‘‘CY’’) and the year following announcement (‘‘FY’’), as well as to the number of target subscribers at announcement. The implied mean multiples for the target companies in the selected transactions were as follows: 9.8x for CY EBITDA, 8.2x for FY EBITDA, 20.3x for CY EBITDA — Capital Expenditures, 14.6x for FY EBITDA — Capital Expenditures, and $2,093 for Subscribers.

As described in the proxy statement, Blackstone performed a discounted cash flow analysis of the present value of the unlevered cash flows that our company is estimated to generate over fiscal years 2006 through 2013 as per our management projections. For purposes of this analysis, Blackstone used a starting consolidated net operating loss balance of $608 million to estimate the present value of our net operating losses.

Pursuant to an engagement letter dated January 5, 2005, Alamosa engaged UBS to provide financial advisory services to the company in connection with a sale, transfer or other disposition, directly or indirectly, of all or substantially all of the business or assets of the company or at least 15% of the fully diluted common equity of the company in a transaction involving Sprint Nextel or a reaffiliation transaction involving Sprint Nextel and, in any case, to assist the company in analyzing, structuring, negotiating and effecting such a transaction. Pursuant to the terms of the engagement letter, Alamosa agreed to pay UBS for its financial advisory services (i) a monthly retainer fee of $80,000, (ii) a fee of $750,000 upon the earlier of the delivery of its fairness opinion or the date of execution of a definitive agreement regarding a sale transaction, and (iii) a fee, payable at the closing of a sale transaction, of 0.15% of the consideration payable in such sale transaction (including amounts payable to holders of options, warrants and convertible securities), less the aggregate amount of monthly retainer fees previously paid. As a result, if the merger is consummated, UBS's total fee will be approximately $7.2 million. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

As described in the proxy statement, UBS performed a discounted cash flow analysis of our company to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that we are expected to generate over calendar years 2006 through 2013. For purposes of this analysis, UBS used a starting consolidated net operating loss balance of $608 million to estimate the present value of the benefits of our NOLs.

As described in the proxy statement, in arriving at their respective opinions, each of Blackstone and UBS reviewed certain internal financial forecasts and estimates relating to our company, including certain projections of EBITDA and capital expenditures. These projections were prepared by the management of Alamosa in good faith and are based upon a variety of estimates and assumptions that, although considered reasonable by our management, may not be achieved and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are not within our control and are not possible to assess accurately. These projections do not reflect the possibility of an adversarial relationship with Sprint Nextel.

OTHER INFORMATION

Please see ‘‘Where You Can Find More Information’’ on page 64 of the proxy statement to find out how to obtain more information about our company or the proposed merger from Alamosa or the SEC.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement supplement, including information included or incorporated by reference in this document, contains or is based upon certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements about the benefits of the proposed merger involving Alamosa and Sprint Nextel;

•	statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts;

•	statements with respect to our projected capital expenditures, operations, cash flows, per share values and earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	other statements identified by words such as ‘‘will’’, ‘‘would’’, ‘‘likely’’, ‘‘thinks’’, ‘‘may’’, ‘‘believes,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘estimates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘targets,’’ ‘‘projects’’ and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	the failure of our stockholders to adopt the merger agreement;

•	disruption from the pendency of the merger making it more difficult to maintain relationships with clients, employees or suppliers;

•	shifts in populations or network focus;

•	changes or advances in technology;

•	change in population;

•	difficulties in network construction;

•	increased competition in our markets; and

•	adverse changes in financial position, condition or results of operations.

Additional factors that could cause actual results to differ materially from those expressed in the forward looking statements are discussed in reports we filed with the SEC. Forward-looking statements speak only as of the date of this proxy statement supplement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement supplement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement supplement or to reflect the occurrence of unanticipated events.

On behalf of the Board of Directors, thank you for your continued support.

Alamosa's proxy statement dated December 21, 2005, is modified by the foregoing.

By Order of the Board of Directors

Dated: January 12, 2006